Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to the incorporation by reference in the Registration Statement (Form S-1) and related Prospectus of Ultra Petroleum Corp. (the “Company”) of our report dated February 9, 2017, of the “Estimates of Reserves and Future Revenue to the Ultra Petroleum Corp. Interest in Certain Oil and Gas Properties located in Pennsylvania, Utah and Wyoming, as of December 31, 2016” included in or made a part of the Annual Report on Form 10-K of the Company for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

April 26, 2017